Exhibit 10.1
EXECUTION VERSION

March 18, 2022

To:    Guess?, Inc.
1444 South Alameda Street Los Angeles, California 90021
Attn: Jason Miller, General Counsel Telephone: 213-765-3630

From:    Barclays Bank PLC
    5 The North Colonnade
Canary Wharf, London E14 4BB
Facsimile: +44 (20) 777 36461
Telephone: +44 (20) 777 36810
c/o Barclays Capital Inc.
as Agent for Barclays Bank PLC
745 Seventh Avenue
New York, NY 10019
Telephone: +1 212 526 7000

Re:    Issuer Forward Repurchase Transaction

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Barclays Bank PLC (“Dealer”), through its agent Barclays Capital Inc. (the “Agent”), and Guess?, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation shall constitute a “Confirmation” as referred to in the ISDA Master Agreement specified below. Dealer is not a member of the Securities Investor Protection Corporation. Dealer is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.

1.This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (including the Annex thereto) (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement (the “ISDA Form”) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). The Transaction shall be the only Transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern. The Transaction is a Share Forward Transaction within the meaning set forth in the Equity Definitions.

2.The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:
Trade Date:    March 18, 2022
Seller:    Dealer
Buyer:    Counterparty
Shares:    The common stock of Counterparty, par value USD 0.01 per share (Ticker Symbol: “GES”)
Prepayment:    Applicable
Prepayment Amount:    As provided in Annex B to this Confirmation.
Prepayment Date:    The first Exchange Business Day following the Trade Date.
Exchange:    New York Stock Exchange
Related Exchange(s):    All Exchanges
Calculation Agent:    Dealer; provided that (i) if an Event of Default as a result of
Section 5(a)(vii) of the Agreement has occurred and is continuing with respect to Dealer, then Counterparty shall have the right to designate a Calculation Agent that is a leading recognized dealer in equity derivatives (as determined in good faith by Counterparty) for so long as such Event of Default is continuing; provided, further, that all determinations, calculations, and adjustments made by the Calculation Agent, Determining Party, or Hedging Party, as the case may be, shall be made in good faith and in a commercially reasonable manner. Following any determination, calculation or adjustment by the Calculation Agent, Determining Party, or Hedging Party hereunder, upon a written request by Counterparty, the Calculation Agent, Determining Party, or Hedging Party, as the case may be, shall promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination, calculation or adjustment (including any assumptions, quotations, market data or information from internal or external sources used in making such calculation, determination or adjustment), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models used by it for such determination or calculation or any information that may be proprietary or confidential or subject to an obligation not to disclose such information.
Valuation Terms:
Averaging Dates:    Each of the consecutive Exchange Business Days commencing on, and including, the first Exchange Business Day immediately following the Trade Date and ending on, and including, the Valuation Date.
Final Averaging Date:    The Scheduled Final Averaging Date. Scheduled Final Averaging
Date:    As provided in Annex B to this Confirmation.

Scheduled Earliest Acceleration
Date:    As provided in Annex B to this Confirmation.
Valuation Date:    The Final Averaging Date; provided that Dealer shall have the right, in its absolute discretion, at any time to accelerate the Final Averaging Date, in whole or in part, to any Exchange Business Day that is on or after the Scheduled Earliest Acceleration Date by written notice to

Counterparty no later than 11:59 P.M., New York City time, on the first Exchange Business Day immediately following the accelerated Final Averaging Date.
Averaging Date Disruption:    Modified Postponement, provided that notwithstanding anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Averaging Date, the Calculation Agent may, if appropriate in light of market conditions or regulatory considerations, take any or all of the following actions: (i) determine that such Averaging Date is a Disrupted Day in full, in which case, the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Settlement Price and the Scheduled Final Averaging Date shall be postponed in accordance with Modified Postponement (as modified herein) and/or (ii) determine that such Averaging Date is a Disrupted Day only in part, in which case the Calculation Agent shall (x) determine the VWAP Price for such Disrupted Day based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event and (y) determine the Settlement Price based on an appropriately weighted average instead of the arithmetic average described under “Settlement Price” or “Settlement Valuation Price,” as the case may be, below. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full. Section 6.6(a) of the Equity Definitions is hereby amended by replacing the word “shall” in the fifth line thereof with the word “may,” and by deleting clause (i) thereof, and Section 6.7(c)(iii)(A) of the Equity Definitions is hereby amended by replacing the word “shall” in the sixth and eighth line thereof with the word “may.” If a Disrupted Day occurs on any Averaging Date and each of the eight immediately following Scheduled Trading Days is a Disrupted Day (a “Disruption Event”), then the Calculation Agent, in its good faith and commercially reasonable discretion, may (A) deem such eighth Scheduled Trading Day to be an Exchange Business Day that is not a Disrupted Day and determine the VWAP Price for such eighth Scheduled Trading Day using its good faith and commercially reasonable estimate of the value of the Shares on such eighth Scheduled Trading Day based on the volume, historical trading patterns and price of the Shares or (B) deem such Disruption Event to be an Additional Termination Event, with Counterparty as the sole Affected Party and the Transaction as the sole Affected Transaction.
The Calculation Agent shall notify the parties of the occurrence of any Disrupted Day as promptly as practicable, and shall use good faith efforts to notify the parties of any determination pursuant to these Averaging Date Disruption provisions no later than the second Exchange Business Day immediately following the last consecutive affected Averaging Date.
Market Disruption Events:    Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in clause (ii) thereof, and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”
Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing

Time” in the fourth line thereof.
Regulatory Disruption:    Any event that Dealer determines, in good faith and a commercially reasonable manner and based on the advice of counsel, makes it appropriate with regard to any U.S. federal or state legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer, provided that such requirements, policies and procedures are generally applicable to accelerated share repurchase transactions or similar transactions and consistently applied), including, without limitation, Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for Dealer to refrain from or decrease any market activity in which it would otherwise engage in order to establish, maintain, unwind or dispose of a commercially reasonable hedge position in connection with the Transaction; provided that if such event is deemed to have occurred solely in response to such related requirement, policies or procedures, such Scheduled Trading Day or Days will each be a Disrupted Day in full. Dealer shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Averaging Dates affected by it; provided that the Calculation Agent, in making any adjustment to the terms of the Transaction as a result of a Regulatory Disruption, shall do so based on the assumption that the Hedging Party maintains a commercially reasonable hedge position at the time of such event.

Settlement Terms:

Initial Share Delivery:    On the Initial Share Delivery Date, Dealer shall deliver to Counterparty the Initial Shares.
Initial Share Delivery Date:    The first Exchange Business Day following the Trade Date.
Initial Shares:    As provided in Annex B to this Confirmation; provided that if, in connection with the Transaction, Dealer is unable to borrow or otherwise acquire a number of Shares equal to the Initial Shares for delivery to Counterparty on the Initial Share Delivery Date after using commercially reasonable efforts in connection with establishing a commercially reasonable hedge position, the Initial Shares delivered on the Initial Share Delivery Date shall be reduced to such number of Shares that Dealer is able to so borrow or otherwise acquire; provided further that if the Initial Shares are reduced as provided in the preceding proviso, then Dealer shall use commercially reasonable efforts to borrow or otherwise acquire an additional number of Shares equal to the shortfall in the Initial Shares delivered on the Initial Share Delivery Date and shall deliver such additional Shares as promptly as practicable, and all Shares so delivered shall be considered Initial Shares.
Settlement Date:    The date that falls one Settlement Cycle following either (x) the Valuation Date or (y) if earlier accelerated, the date on which notice is provided to Counterparty.
Settlement:    On the Settlement Date, Dealer shall deliver to Counterparty the Number of Shares to be Delivered, if a positive number. If the Number of Shares to be Delivered is a negative number, the Counterparty Settlement Provisions in Annex A shall apply.
Number of Shares to be Delivered: A number of Shares equal to (i) the Prepayment Amount divided by
(ii)the Divisor Amount; provided that the Number of Shares to be Delivered as so determined shall be reduced by the number of Shares delivered on the Initial Share Delivery Date. Notwithstanding Section 9.2 of the Equity Definitions, the Number of Shares to be Delivered shall be rounded down to the nearest whole number of Shares and no Fractional Share Amounts shall be delivered.
Divisor Amount:    The greater of (i)(a) the Settlement Price minus (b) the Price
Adjustment Amount and (ii) USD 4.00.
Settlement Price:    The arithmetic average of the VWAP Prices for all Averaging Dates that are not Disrupted Days in full.
VWAP Price:    For any Averaging Date, the Rule 10b-18 dollar volume weighted average price per Share for such day based on transactions executed during such day, as reported on Bloomberg Page “GES <Equity>

AQR SEC” (or any successor thereto) or, in the event such price is not so reported on such day for any reason or is manifestly incorrect, as reasonably determined by the Calculation Agent in a commercially reasonable manner using a volume weighted method.
Price Adjustment Amount:    As provided in Annex B to this Confirmation.
Excess Dividend Amount:    For the avoidance of doubt, all references to the Excess Dividend
Amount in Section 9.2(a)(iii) of the Equity Definitions shall be deleted.
Other Applicable Provisions:    To the extent either party is obligated to deliver Shares hereunder, the provisions of the last sentence of Section 9.2 and Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.
Delivery of Cash:    For the avoidance of doubt, other than payment of the Prepayment
Amount by the Counterparty, nothing in this Confirmation shall be interpreted as requiring the Counterparty to settle the Transaction in cash, except under circumstances where settlement in cash is within the Counterparty’s control (including, without limitation, where the Counterparty elects not to receive or deliver Shares in respect to the settlement of the Transaction) or in situations where all holders of the Shares would also receive cash.
Dividends:
Extraordinary Dividend:    Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Sections 11.2(e)(i), 11.2(e)(ii)(A) or 11.2(e)(ii)(B) of the Equity Definitions) (each, a “Dividend”) the amount or value of which (as determined by the Calculation Agent) when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend.
Ordinary Dividend:    USD 0.225 Early Ordinary Dividend
Payment:    If an ex-dividend date for any Dividend that is not an Extraordinary Dividend occurs during any calendar quarter occurring (in whole or in part) during the Relevant Period (as defined below) and is prior to the Scheduled Ex-Dividend Date for such calendar quarter, the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any other terms of the relevant Transaction as the Calculation Agent determines in good faith and a commercially reasonable manner appropriate to offset the change in fair value of the Transaction attributable to the timing of such Dividend.
Scheduled Ex-Dividend
Dates:    March 29, 2022 and June 7, 2022.
Share Adjustments:
Method of Adjustment:    Calculation Agent Adjustment; provided that (i) the declaration or payment of Dividends and (ii) any Permitted OMR Transaction (as defined below), shall not be a Potential Adjustment Event.

It shall constitute an additional Potential Adjustment Event if the Scheduled Final Averaging Date is postponed pursuant to “Averaging Date Disruption” above, in which case the Calculation Agent shall adjust any relevant terms of the Transaction as the Calculation Agent determines in good faith and a commercially reasonable manner appropriate to account for the economic effect on the Transaction of such postponement.
Extraordinary Events:
Consequences of Merger Events:
(a)Share-for-Share:    Modified Calculation Agent Adjustment
(b)Share-for-Other:    Cancellation and Payment
(c)Share-for-Combined:    Cancellation and Payment
Tender Offer:    Applicable; provided that (i) the definition of “Tender Offer” in Section 12.1 of the Equity Definitions will be amended by replacing “10%” in the third line thereof with “20%”, (ii) Section 12.1(l) of the Equity Definitions shall be amended (x) by deleting the parenthetical in the fifth line thereof, (y) by replacing “that” in the fifth line thereof with “whether or not such announcement” and (z) by adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” and (iii) Sections 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Tender Offer Date” by “Announcement Date.”

Consequences of Tender Offers:
(a)Share-for-Share:    Modified Calculation Agent Adjustment
(b)Share-for-Other:    Modified Calculation Agent Adjustment
(c)Share-for-Combined:    Modified Calculation Agent Adjustment Composition of Combined
Consideration:    Not Applicable
Consequences of Announcement
Events:    Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “Announcement Date.” An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.
Announcement Event:    The occurrence of an Announcement Date in respect of a potential
Acquisition Transaction (as defined in Section 9 below).
Announcement Date:    The date of the first public announcement in relation to an
Acquisition Transaction, or any publicly announced change or amendment to the announcement giving rise to an Announcement Date.

Provisions applicable to Merger
Events and Tender Offers:    The consequences set forth opposite “Consequences of Merger
Events” and “Consequences of Tender Offers” above shall apply regardless of whether a particular Merger Event or Tender Offer relates to an Announcement Date for which an adjustment has been made pursuant to Consequences of Announcement Events, without duplication of any such adjustment.
New Shares:    In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.
Nationalization, Insolvency or
Delisting:    Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re- quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.
Additional Disruption Events:
Change in Law:    Applicable; provided that (a) Section 12.9(a)(ii) of the Equity
Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “the formal or informal interpretation announced publicly”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (b) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.
Failure to Deliver:    Applicable
Insolvency Filing:    Applicable
Hedging Disruption:    Not Applicable Increased Cost of Hedging:    Not Applicable Loss of Stock Borrow:    Applicable
Maximum Stock Loan Rate: As provided in Annex B to this Confirmation.
Increased Cost of Stock Borrow: Applicable
Initial Stock Loan Rate:    As provided in Annex B to this Confirmation.
Hedging Party:    For all applicable Potential Adjustment Events and Extraordinary Events, Dealer; provided that, when making any election, determination or calculation, the Hedging Party shall be bound by the same obligations applicable to the Calculation Agent as set forth in

Section 1.40 of the Equity Definitions as if the Hedging Party were the Calculation Agent.
Determining Party:    For all Extraordinary Events, Dealer; provided that, when making any election, determination or calculation, the Determining Party shall be bound by the same obligations applicable to the Calculation Agent as set forth in Section 1.40 of the Equity Definitions as if the Determining Party were the Calculation Agent. Following any election, determination or calculation by the Determining Party hereunder, upon a written request by Counterparty, the Determining Party shall promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such election, determination or calculation (including any assumptions, quotations, market data or information from internal or external sources used in making such election, determination or calculation), it being understood that the Determining Party shall not be obligated to disclose any proprietary or confidential models used by it for such determination or calculation or any information that may be proprietary or confidential or subject to an obligation not to disclose such information.
Non-Reliance:    Applicable Agreements and Acknowledgments
Regarding Hedging Activities:    Applicable Additional Acknowledgments:    Applicable
3.Account Details:
(a)Account for payments to Counterparty:

[***]

(b)Account for payments to Dealer:

[***]

4.Offices:
(a)The Office of Counterparty for the Transaction is: Not Applicable. Counterparty is not a Multibranch Party.

(b)The Office of Dealer for the Transaction is: Not Applicable. Dealer is not a Multibranch Party.

5.Notices: For purposes of this Confirmation:
(a)Address for notices or communications to Counterparty: To:    Guess?, Inc.
1444 South Alameda Street
Los Angeles, California 90021
Attn:    Sohan de Silva, Treasurer
Telephone:    213-765-5548
Email:    sdesilva@guess.com

With a copy to:
To:    Guess?, Inc.
1444 South Alameda Street Los Angeles, California 90021
Attn:    Jason Miller, General Counsel
Telephone:    213-765-3630
Email:    jmiller@guess.com

(b)Address for notices or communications to Dealer:

Barclays Bank PLC
c/o Barclays Capital Inc.
745 Seventh Avenue
New York, NY 10019
Attn:        Bradley Diener
Telephone:    (+1) 212-526-8464
Facsimile:    (+1) 917-522-0458
Email:         bradley.diener@barclays.com

6.Additional Provisions Relating to Transactions in the Shares.

(a)Counterparty acknowledges and agrees that the Initial Shares delivered on the Initial Share Delivery Date may be sold short to Counterparty. Counterparty further acknowledges and agrees that Dealer may, during (i) the period from the date hereof to the Valuation Date without regard to any adjustment thereof pursuant to “Special Provisions regarding Transaction Announcements” below (the “Averaging Period”), and (ii) the period from and including the first Settlement Valuation Date to and including the last Settlement Valuation Date, if any (the “Settlement Valuation Period” and, together with the Averaging Period, the “Relevant Period”), purchase Shares in connection with the Transaction, which Shares may be used to cover all or a portion of such short sale or may be delivered to Counterparty. Such purchases will be conducted independently of Counterparty. The timing of such purchases by Dealer, the number of Shares purchased by Dealer on any day, the price paid per Share pursuant to such purchases and the manner in which such purchases are made, including without limitation whether such purchases are made on any securities exchange or privately, shall be within the absolute discretion of Dealer. It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Counterparty shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether Dealer effects any purchases of Shares in connection with the Transaction, (B) during the period beginning on (but excluding) the date of this Confirmation and ending on (and including) the last day of the Relevant Period, neither Counterparty nor its officers or employees shall, directly or indirectly, communicate any information regarding Counterparty or the Shares to any employee of Dealer or its Affiliates responsible for trading the Shares in connection with the transactions contemplated hereby, (C) Counterparty is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act and (D) Counterparty will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer or director of Counterparty is aware of any material nonpublic information regarding Counterparty or the Shares.

(b)Counterparty agrees that neither Counterparty nor any of its Affiliates or agents shall take any action that would cause Regulation M to be applicable to any purchases of Shares, or any security for which the Shares are a reference security (as defined in Regulation M), by Counterparty or any of its affiliated purchasers (as defined in Regulation M) during the Relevant Period.

(c)Counterparty shall, at least one day prior to the first day of the Relevant Period, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Relevant Period and during the calendar week in which the first day of the Relevant Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(d)During the Relevant Period, Counterparty shall (i) not make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended (the “Securities Act”) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act (a “Merger Transaction”) or potential Merger Transaction (any such announcement, a “Merger Announcement”), unless such Merger Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares, (ii) promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such Merger Announcement that such Merger Announcement has been made, and (iii) promptly deliver to Dealer following the making of any such Merger Announcement (but in any event prior to the next opening of the regular trading session on the Exchange) a certificate indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the Merger Announcement and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the Merger Announcement. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such Merger Announcement may result in a Regulatory Disruption and may cause the Relevant Period to be suspended. Accordingly, Counterparty acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 6(a) above.

(e)Without the prior written consent of Dealer, Counterparty shall not, and shall cause its Affiliates and affiliated purchasers (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for Shares during the Relevant Period; provided that the foregoing shall not apply in respect of any purchase of Shares by Counterparty prior to the first Averaging Date.

Notwithstanding the immediately preceding paragraph or anything herein to the contrary, Counterparty may purchase Shares on any Exchange Business Day pursuant to any Rule 10b5-1 or Rule 10b-18 repurchase plan entered into with Dealer or an affiliate of Dealer (each, a “Permitted OMR Transaction”), so long as, on any Exchange Business

Day, purchases under all Permitted OMR Transactions do not in the aggregate exceed the Designated OMR Threshold specified in Annex B to this Confirmation on such Exchange Business Day. In addition, the preceding paragraph shall not limit (w) Counterparty’s purchases of Shares that do not constitute “Rule 10b-18 purchases” under subparagraphs (ii) or
(iii)of Rule 10b-18(a)(13), (x) Counterparty’s purchases of Shares pursuant to employee incentive plans in connection with related equity transactions, or the granting of Shares or options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such Shares or options, in connection with the Counterparty’s compensation policies for directors, officers and employees, (y) withholding of Shares to cover amounts payable (including tax liabilities and/or payment of exercise price) in respect of the exercise of employee stock options or the vesting of restricted stock or stock units and (z) privately negotiated (off-market) transactions by Counterparty, not involving any derivative instrument, to purchase Shares from existing holders of Shares in transactions that do not result in, or relate to, purchases of Shares in the public market by such existing holders in connection with such transactions.

7.Representations, Warranties and Agreements.

(a)In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i)As of the Trade Date, and as of the date of any election by Counterparty of Cash Termination under (and as defined in) Section 10(a) below, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iii)Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(iv)Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request. Counterparty has publicly disclosed its intention to institute a program for the acquisition of Shares.

(v)Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act, and will not engage in any other securities or derivative transaction to such ends.

(vi)Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vii)On the Trade Date, the Prepayment Date, the Initial Share Delivery Date and the Settlement Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the corporate laws of the jurisdiction of its incorporation.

(viii)Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(ix)Counterparty is (i) a corporation for U.S. federal income tax purposes and is organized under the laws of Delaware and (ii) a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.

(b)Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(c)Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, each of Dealer and Counterparty represents and warrants to the other party that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws and (v) Counterparty has total assets of at least USD 50,000,000 as of the date hereof.

(d)Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e)In addition to the representations, warranties and agreements hereunder, Dealer represents, warrants and covenants to Counterparty that Dealer shall use commercially reasonable efforts, during the Averaging Period and any Settlement Valuation Period for the Transaction, to make all purchases of Shares in connection with the Transaction in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(3) and (b)(4) and (c) of Rule 10b-18, as if such rule were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control; provided that, during the Averaging Period, the foregoing agreement shall not apply to purchases made to dynamically hedge for Dealer’s own account or the account of its affiliate(s) the optionality arising under the Transaction (including, for the avoidance of doubt, timing optionality); and provided further that, without limiting the generality of the first sentence of this Section 7(e), Dealer shall not be responsible for any failure to comply with Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Counterparty or an “affiliated purchaser” (as defined under Rule 10b-18) pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b- 18(b)(3).

8.Agreements and Acknowledgements Regarding Hedging.

Counterparty acknowledges and agrees that:

(a)During the Relevant Period, Dealer and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction;

(b)Dealer and its Affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction;

(c)Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Price, the Settlement Valuation Price and/or the VWAP Price; and

(d)Any market activities of Dealer and its Affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Price, the Settlement Valuation Price and/or the VWAP Price, each in a manner that may be adverse to Counterparty.

9.Special Provisions regarding Transaction Announcements.

(a)If a Transaction Announcement occurs on or prior to the Settlement Date, the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any of the other terms of the Transaction (including without limitation, the Number of Shares to be Delivered and the Price Adjustment Amount) as the Calculation Agent determines appropriate, at such time or at multiple times as the Calculation Agent determines appropriate (without duplication), to account for the economic effect of the Transaction Announcement on the Transaction (and, for the avoidance of doubt, in such event the Number of Shares to be Delivered may be reduced below zero pursuant to the proviso to such definition).
(b)“Transaction Announcement” means (i) the announcement of an Acquisition Transaction or an event that, if consummated, would result in an Acquisition Transaction by Counterparty or any of its subsidiaries, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement or a letter of intent designed to result in an Acquisition Transaction, by Counterparty or any of its subsidiaries, (iii) the announcement by Counterparty or any of its subsidiaries of the intention of Counterparty to solicit or enter into, or to explore strategic alternatives or other similar undertaking that in the reasonable judgment of the Calculation Agent is reasonably likely to include an Acquisition Transaction, (iv) any other announcement by Counterparty or any of its subsidiaries that in the reasonable judgment of the Calculation Agent is reasonably likely to result in an Acquisition Transaction (provided that for such purposes the Calculation Agent may take into account the effect of such announcement on the market price for the Shares and/or options on the Shares) or (v) any announcement of any material (as determined by Calculation Agent in its commercially reasonable judgment) change or amendment to any previous Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent or intention).
(c)“Acquisition Transaction” means (i) any Merger Event (and for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “30%” and to “50%” by “75%” and as if the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition were deleted), Merger Transaction or Tender Offer, or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 30% of the market capitalization of Counterparty and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

Any adjustment to the terms of any Transaction hereunder as a result of an Acquisition Transaction Announcement shall be made without duplication in respect of any prior adjustment.

10.Other Provisions.

(a)Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If either party would owe the other party any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Dealer or Counterparty shall satisfy such Payment Obligation by the Share Termination Alternative (as defined below); provided that Counterparty shall have the right, in its sole discretion, subject to Section 7(a)(i), to satisfy or to require Dealer to satisfy, as the case may be, any such Payment Obligation, in whole or in part, in cash (“Cash Termination”) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Cash Termination”); provided further that if Dealer would owe Counterparty the Payment Obligation and Counterparty elects Cash Termination, Dealer shall have the right, in its sole discretion, to elect to satisfy any portion of such Payment Obligation for which Counterparty has elected Cash Termination by the Share Termination Alternative, notwithstanding Counterparty’s election to the contrary; provided further that, in the event of an Insolvency, a Nationalization, a Merger Event or a Tender Offer, in each case, in which the consideration or proceeds to be paid to all holders of Shares consists solely of cash, Counterparty shall be automatically deemed to elect Cash Termination (but, notwithstanding the foregoing, Dealer shall have the right under such circumstances, in its sole discretion, to elect the Share Termination Alternative in lieu of Cash Termination as described above); and provided further that Counterparty shall not have the right to elect Cash Termination in the event (i) of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. If the Share Termination Alternative is applicable, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable, with respect to the Payment Obligation or such portion of the Payment Obligation for which the Share Termination Alternative is applicable (the “Applicable Portion”):

Share Termination Alternative:     Applicable and means, if delivery pursuant to the Share Termination Alternative is owed by Dealer, that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation or the Applicable Portion, as the case may be. If delivery pursuant to the Share Termination Alternative is owed by Counterparty, paragraphs 2 through 5 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement (as defined in Annex A) applied, the Cash Settlement Payment Date were the Early Termination Date, the Forward Cash Settlement Amount were zero (0) minus the Payment Obligation (or the Applicable Portion, as the case may be) owed by Counterparty, and “Shares” as used in Annex A were replaced by “Share Termination Delivery Units.”

Share Termination Delivery
Property:    A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation (or the Applicable Portion, as the case may be) divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:     The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to the parties at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:     In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:    Applicable

Other applicable provisions:    If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

(b)Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(c)Staggered Settlement. If Dealer would owe Counterparty any Shares pursuant to the “Settlement Terms” above, Dealer may, by notice to Counterparty on or prior to the Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under “Settlement Terms” above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(d)Adjustments. For the avoidance of doubt, whenever the Calculation Agent, Determining Party or Hedging Party is called upon to make an adjustment, determination or election (for the avoidance of doubt, including, but not limited to, any determinations with respect to any amounts) pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent, Determining Party or Hedging Party, as the case may be, shall make such adjustment, determination or election in a commercially reasonable manner by taking into account the effect of such event on the Hedging Party’s Hedge Position, assuming that the Hedging Party maintains a commercially reasonable Hedge Position.

(e)Transfer and Assignment. Notwithstanding anything to the contrary in the Agreement, Dealer may transfer or assign any of its rights or duties hereunder to any one or more of its affiliates without the consent of Counterparty; provided that (1) such affiliate of Dealer has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment or (2) such affiliate’s obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer, and provided, in each case, that (i) no Event of Default, Potential Event of Default or Termination Event with respect to which Dealer is the Defaulting Party or an Affected Party, as the case may be, exists or would result therefrom, (ii) no Market Disruption Event or other event giving rise to a right or responsibility to terminate or cancel the Transaction or to make an adjustment to the terms of the Transaction would result therefrom, (iii) at the time of such assignment or transfer, Counterparty would not, as a result of such assignment or transfer, reasonably be expected at any time either (A) to be required to pay (including a payment in kind) to Dealer or such transferee an amount in respect of an Indemnifiable Tax greater than the amount Counterparty would have been required to pay to Dealer in the absence of such transfer or (B) to receive a payment (including a payment in kind) from which an amount is required to be deducted or withheld for or on account of a Tax as to which no additional amount is required to be paid, (iv) Dealer shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that the transfer complies with the requirements of clause (iii) in this paragraph, (v) Counterparty would not, at the time and as a result of such transfer or assignment, reasonably be expected to become subject to any registration, qualification, reporting or other requirement under applicable law or regulation to which it would not otherwise have been subject absent such transfer or assignment and (vi) Dealer shall be responsible for reasonable fees and actual, documented out-of-pocket expenses, including reasonable fees and actual, documented out-of-pocket expenses of external counsel, incurred by Counterparty in connection with any transfer or proposed transfer by Dealer.

(f)Additional Termination Events. The declaration by the Issuer of any Extraordinary Dividend, the ex- dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period, will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and this Transaction as the Affected Transaction. It shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement if, at any time during the Relevant Period, the price per Share on the Exchange, as determined by the Calculation Agent, is at or below the Threshold Price (as provided in Annex B to this Confirmation).

Upon the occurrence of an Additional Termination Event as a result of the declaration by the Issuer of an Extraordinary Dividend, the Early Termination Amount shall not take into account the amount of such Extraordinary Dividend. In calculating any adjustment pursuant to Article 11 of the Equity Definitions or any amount payable in respect of any termination or cancellation of the Transaction pursuant to Article 12 of the Equity Definitions or Section 6 of the Agreement, the Calculation Agent shall not take into account changes to any dividends since the Trade Date. For the avoidance of doubt, if an Early Termination Date occurs in respect of the Transaction, the amount payable pursuant to Section 6 of the Agreement in respect of such Early Termination Date shall be determined without regard to the difference between actual dividends declared (including Extraordinary Dividends) and expected dividends as of the Trade Date.

(g)Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:
(i)Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “material”;
(ii)The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: “(c) If ‘Calculation Agent Adjustment’ is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has an economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:” and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by (x) deleting the words “diluting or concentrative” and replacing them with the word “material” and (y) deleting the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Share)” and replacing such phrase with the words “(and, for the avoidance of doubt, except in the case of a Potential Adjustment Event as described in Section 11.2(e)(i), Section 11.2(e)(iv), or Section 11.2(e)(vii) (other than, in the case of Section 11.2(e)(vii), any corporate event involving the Issuer), adjustments may be made to account solely for changes in volatility, stock loan rate or liquidity relative to the relevant Shares)”;
(iii)Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the word “material”;
(iv)Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection
(A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and
(v)Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.
(h)No Netting and Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(i)Disclosure. Effective from the date of commencement of discussions concerning the Transaction,

Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(j)Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer (the “Designator”) may designate any of its Affiliates (the “Designee”) to deliver or take delivery, as the case may be, and otherwise perform its obligations to deliver, if any, or take delivery of, as the case may be, any such Shares or other securities in respect of the Transaction, and the Designee may assume such obligations, if any. Such designation shall not relieve the Designator of any of its obligations, if any, hereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations, if any, of the Designator hereunder, then the Designator shall be discharged of its obligations, if any, to Counterparty to the extent of such performance.

(k)Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (i) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), (ii) any similar legal certainty provision included in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of the WSTAA or any regulation under the WSTAA, (iv) any requirement under the WSTAA or (v) any amendment made by the WSTAA shall limit or otherwise impair either party’s right to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased cost, regulatory change or similar event under this Confirmation, the Equity Definitions or the Agreement (including, but not limited to, any right arising from any Change in Law, Hedging Disruption, Increased Cost of Hedging or Illegality).

(l)Tax Matters

(i)Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(ii)Tax documentation. Counterparty shall provide to Dealer a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by Counterparty has become obsolete or incorrect. Additionally, Counterparty shall, promptly upon request by Dealer, provide such other tax forms and documents requested by Dealer.

(iii)Incorporation of ISDA 2015 Section 871(m) Protocol Provisions. The parties agree that the definitions and provisions contained in the Attachment to the ISDA 2015 Section 871(m) Protocol published on November 2, 2015 by the International Swaps and Derivatives Association, Inc. are incorporated into and apply to this Confirmation and the Transaction hereunder, as applicable. References in those definitions and provisions to any ‘Covered Master Agreement’ will be deemed to be references to this Confirmation, and references to "Implementation Date" shall be deemed to be references to the date of this Confirmation. For greater certainty, if there is any inconsistency between this provision and the provisions in any other agreement between the parties with respect to the Transaction, this provision shall prevail unless such other agreement expressly overrides the provisions of the Attachment to the ISDA 2015 Section 871(m) Protocol.

(m)Termination Currency. The Termination Currency shall be USD.

(n)[Reserved.]

(o)Counterparts. This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument and any party hereto may execute this Confirmation by signing and delivering one or more counterparts.
(p)Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(q)Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(r)    Role of Agent. Each of Dealer and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Dealer under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Dealer and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Dealer or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Dealer. Dealer will be acting for its own account in respect of this Confirmation and the Transaction contemplated hereunder.
(s)    Regulatory Provisions. The time of dealing for the Transaction will be confirmed by Dealer upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with a Transaction.
(t)    Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through the Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty shall be transmitted exclusively through the Agent.
(u)    EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. The parties agree that the terms of the 2020 UK EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on 17 December 2020 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this section (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to the Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Confirmation. For the purposes of this section:

1.Dealer is a Portfolio Data Sending Entity and Counterparty is a Portfolio Data Receiving Entity.
2.Dealer and Counterparty may use a Third Party Service Provider, and each of Dealer and Counterparty consents to such use including the communication of the relevant data in relation to Dealer and Counterparty to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.
3.The Local Business Days for such purposes in relation to Dealer and Counterparty is New York, New York, USA.

4.The following are the applicable email addresses.
Portfolio Data:    Dealer: MarginServicesPortRec@barclays.com
Counterparty: jmiller@guess.com
Notice of discrepancy:    Dealer: PortRecDiscrepancy@barclays.com
Counterparty: jmiller@guess.com
Dispute Notice:    Dealer: EMIRdisputenotices@barclays.com
Counterparty: jmiller@guess.com
(v) NFC Representation. Counterparty represents and warrants to Dealer (which representation and warranty will be deemed to be made under the Agreement and repeated at all times while any “Transaction” under any Confirmation under the Agreement remains outstanding, unless the Counterparty notifies the Dealer promptly otherwise of any change in its status from that represented) that:
(a)it is an entity established outside the European Union and the United Kingdom of Great Britain and Northern Ireland (the “UK”) that would constitute (i) a non-financial counterparty (as such term is defined in Regulation (EU) No 648/2012 of the European Parliament and of the Council on OTC derivatives, central counterparties and trade repositories dated 4 July 2012 (“EMIR”)) if it were established in the European Union, and (ii) a non-financial counterparty (as defined in EMIR as it forms part of ‘retained EU law’ (as defined in the European Union (Withdrawal) Act 2018 (as amended from time to time)) (“UK EMIR”)) if it were established in the United Kingdom; and
(b)as at the date of the trade, the entity would not have executed a sufficient amount of derivative activity such that the month-end average notional during the previous 12 months would classify the entity as exceeding the “clearing” threshold, as established by EMIR or UK EMIR, as relevant, if the entity were established in the European Union or the United Kingdom.
(w) Bail-in Protocol and UK Stay Resolution. (i) Dealer is authorized by the Prudential Regulation Authority (“PRA”) and regulated by the Financial Conduct Authority and the PRA, and is subject to the Bank of England’s resolution authority powers, as contained in the EU Bank Recovery and Resolution Directive, and transposed in the UK by the Banking Act 2009. The powers include the ability to (a) suspend temporarily the termination and security enforcement rights of parties to a qualifying contract, and/or (b) bail-in certain liabilities owed by Dealer including the writing-down of the value of certain liabilities and/or the conversion of such liabilities into equity holdings (as described in further detail below). Pursuant to PRA requirements, Dealer is required to ensure that counterparties to certain agreements it enters into which are governed by non-EEA law contractually recognize the validity and applicability of the above-mentioned resolution powers, in order to ensure their effectiveness in cross border scenarios.

(ii) The terms of this section apply only to the Transaction and constitute our entire agreement in relation to the matters contained in this section, and do not extend or amend the resolution authority powers of the Bank of England or any replacement authority. The terms of this section may not be amended by any other agreements, arrangements or understandings between Dealer and Counterparty. By signing the Transaction, Counterparty acknowledges and agrees that, notwithstanding the governing law of the Transaction, the Transaction is subject to, and Counterparty will be bound by the effect of an application of, the Bank of England’s (or replacement resolution authority’s) powers to (a) stay termination and/or security enforcement rights, and (b) bail-in liabilities.”

(x)    [Reserved]

(y) CARES Act. Counterparty acknowledges that the Transaction may constitute a purchase of its equity securities. Counterparty further acknowledges that, pursuant to the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), Counterparty will be required to agree to certain time-bound restrictions on its ability to purchase its equity securities if Counterparty receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under section 4003(b) of the CARES Act. Counterparty further acknowledges that it may be required to agree to certain time-bound restrictions on its ability to purchase its equity securities if Counterparty receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under programs or facilities established by the Board of Governors of the Federal Reserve System, the U.S. Department of Treasury or similar governmental entity for the purpose of providing liquidity to the financial system. Accordingly, Counterparty represents and warrants that none of Counterparty nor any of its subsidiaries has applied, and throughout the term of the Transaction Counterparty and its subsidiaries shall not apply, for a loan, loan guarantee, direct loan (as that term is defined in the CARES Act) or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement thereunder), as a condition of such loan, loan guarantee, direct loan (as that term is defined in the CARES Act), investment, financial assistance or relief, that Counterparty and its subsidiaries comply with any requirement to, or otherwise agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any of its equity securities.

    Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Confirmation enclosed for that purpose and returning it to us by mail or facsimile transmission to the address for notices indicated above.

                            Yours sincerely,
BARCLAYS BANK PLC

                            By: /s/ Faiz Khan
                            Name: Faiz Khan
                            Title: Authorized Signatory

Confirmed as of the date first above written:

GUESS?, INC.

By: /s/ Carlos Alberini
Name: Carlos Alberini
Title: Chief Executive Officer

[Signature Page to ASR Confirmation]

ANNEX A
COUNTERPARTY SETTLEMENT PROVISIONS

1.The following Counterparty Settlement Provisions shall apply to the extent indicated under the Confirmation:

Settlement Currency:    USD

Settlement Method Election:     Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Dealer in writing on the date it notifies Dealer of its election that, as of such date, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.
Electing Party:        Counterparty Settlement Method
Election Date:    The date that is the earlier of (i) three (3) Exchange Business Days prior to the
Scheduled Final Averaging Date and (ii) the second Exchange Business Day immediately following the Valuation Date.

Default Settlement Method:    Net Share Settlement

Special Settlement:    Either (i) a settlement to which this Annex A applies that follows the occurrence of a Transaction Announcement to which Section 9 of this Confirmation applies or (ii) any settlement to which paragraphs 2 through 5 of this Annex A apply that follows a termination or cancellation of the Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions to which Section 10(a) of this Confirmation applies.

Forward Cash Settlement
Amount:    The Number of Shares to be Delivered multiplied by the Settlement Valuation Price.

Settlement Valuation Price:     The arithmetic average of the VWAP Prices for all Settlement Valuation Dates, subject to Averaging Date Disruption, determined as if each Settlement Valuation Date were an Averaging Date (with Averaging Date Disruption applying as if the last Settlement Valuation Date were the Final Averaging Date and the Settlement Valuation Price were the Settlement Price).

Settlement Valuation Dates:     A number of Scheduled Trading Days selected by the Calculation Agent in good faith and in a commercially reasonable manner necessary to unwind Dealer’s commercially reasonable hedge position in a commercially reasonable manner, beginning on the Scheduled Trading Day immediately following the later of the Settlement Method Election Date and the Final Averaging Date.

Cash Settlement:    If Cash Settlement is applicable, then Counterparty shall pay to Dealer the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement
Payment Date:    The date one Settlement Cycle following the last Settlement Valuation Date.

Net Share Settlement
Procedures:    If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 5 below.

2.Net Share Settlement shall be made by delivery on the Settlement Date of a number of Shares equal to the product of (i) the absolute value of the Number of Shares to be Delivered and (ii) 100%, plus a commercially reasonable amount determined by Dealer to account for the fact that such Shares will not be registered for resale; provided that in the case of a Special Settlement, Net Share Settlement shall be made (i) by delivery on the Cash Settlement Payment Date (such date, the “Net Share Settlement Date”) of a number of Shares (the “Restricted Payment Shares”) with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the realizable market value thereof to Dealer (which value shall take into account an illiquidity discount resulting from the fact that the Restricted Payment Shares will not be registered for resale), as determined by the Calculation Agent in good faith and in a commercially reasonable manner (the “Restricted Share Value”), and paragraph 3 of this Annex A shall apply to such Restricted Payment Shares, and (ii) by delivery of the Make-Whole Payment Shares as described in paragraph 4 below.

3.(a) All Restricted Payment Shares and Make-Whole Payment Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof.

(b)As of or prior to the date of delivery, Dealer and any potential purchaser of any such Shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities for companies of similar size (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them); provided that prior to receiving or being granted access to any such information, any such potential purchaser may be required by Counterparty to enter into a customary nondisclosure agreement with Counterparty in respect of any such due diligence investigation.

(c)As of the date of delivery, Counterparty shall use good faith, commercially reasonable efforts to enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such Shares by Counterparty to Dealer (or any such affiliate) and the private resale of such Shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities for companies of similar size, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates, and shall provide for the payment by Counterparty of all commercially reasonable fees and expenses in connection with such resale specified in writing in sufficient detail, including all commercially reasonable fees and expenses of counsel for Dealer, and shall contain representations, warranties and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

(d)Counterparty shall not take or cause to be taken any action that would make unavailable either (i) the exemption set forth in Section 4(a)(2) of the Securities Act for the sale of any Restricted Payment Shares or Make-Whole Payment Shares by Counterparty to Dealer or (ii) an exemption from the registration requirements of the Securities Act reasonably acceptable to Dealer for resales of Restricted Payment Shares and Make-Whole Payment Shares by the Dealer (or an affiliate of Dealer).

(e)Counterparty expressly agrees and acknowledges that the public disclosure of all material information relating to Counterparty is within Counterparty’s control.

4.If Restricted Payment Shares are delivered in accordance with paragraph 3 above, on the last Settlement Valuation Date, a balance (the “Settlement Balance”) shall be established with an initial balance equal to the absolute value of the Forward Cash Settlement Amount. Following the delivery of Restricted Payment Shares or any Make-Whole Payment Shares, Dealer shall sell all such Restricted Payment Shares or Make-Whole Payment Shares in a commercially reasonable manner. At the end of each Exchange Business Day upon which sales have been made, the Settlement Balance shall be reduced by an amount equal to the aggregate proceeds received by Dealer or its affiliate upon the sale of such Restricted Payment Shares or Make-Whole Payment Shares, less a customary and commercially reasonable private placement fee for private placements of common stock by issuers of a similar size. If, on any Exchange Business Day, all Restricted Payment Shares and Make-Whole Payment Shares have been sold and the Settlement Balance has not been reduced to zero, Counterparty shall at its election (i) deliver to Dealer or as directed by Dealer one Settlement Cycle following such Exchange Business Day an additional number of Shares (the “Make-Whole Payment Shares” and, together with the Restricted Payment Shares, the “Payment Shares”) equal to (x) the Settlement Balance as of such Exchange Business Day divided by (y) the Restricted Share Value of the Make-Whole Payment Shares as of such Exchange Business Day or (ii) promptly deliver to Dealer cash in an amount equal to the then remaining Settlement Balance. This provision shall be applied successively until either the Settlement Balance is reduced to zero or the aggregate number of Restricted Payment Shares and Make-Whole Payment Shares equals the Maximum Deliverable Number. If on any Exchange Business Day, Restricted Payment Shares and Make-Whole Payment Shares remain unsold and the Settlement Balance has been reduced to zero, Dealer shall promptly return such unsold Restricted Payment Shares or Make-Whole Payment Shares.

5.Notwithstanding the foregoing, in no event shall Counterparty be required to deliver more than the Maximum Deliverable Number of Shares hereunder. “Maximum Deliverable Number” means the number of Shares set forth as such in Annex B to this Confirmation. Counterparty represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day from the date hereof to the Settlement Date or, if Counterparty has elected to deliver any Payment Shares hereunder in connection with a Special Settlement, to the date on which resale of such Payment Shares is completed (the “Final Resale Date”)) that the Maximum Deliverable Number is equal to or less than the number of authorized but unissued Shares of Counterparty that are not reserved for future issuance in connection with transactions in such Shares (other than the transactions under this Confirmation) on the date of the determination of the Maximum Deliverable Number (such Shares, the “Available Shares”). In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this paragraph 5 (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent that, (i) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the date hereof (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved or (iii) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions. Counterparty shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

ANNEX B

    Pursuant to Item 601(a)(5) of Regulation S-K under the Securities Exchange Act of 1934, Annex B to this agreement is omitted. A list of the information contained in Annex B to the agreement is below:

1)Prepayment Amount
2)Scheduled Final Averaging Date
3)Scheduled Earliest Averaging Date
4)Initial Shares
5)Price Adjustment Amount
6)Maximum Stock Loan Rate
7)Initial Stock Loan Rate
8)Threshold Price
9)Maximum Deliverable Number
10)Designated OMR Threshold